Exhibit 99.1

Shoals Technologies Group, Inc. Reports Financial Results for Second Quarter 2021

– Reports Record Second Quarter Revenue Increased 38% Year-Over-Year to $59.7 million –

– System Solutions Revenue Increased 62% to $51.2 million –

– Second Quarter Gross Profit Margin Expands More Than 500 bps Year-Over-Year –

– Backlog and Awarded Orders at June 30, 2021 Up 63% Versus Last Year –

– Reaffirms 2021 Outlook –

PORTLAND, TN., August 10, 2021 (GLOBE NEWSWIRE) – Shoals Technologies Group, Inc. (“Shoals” or the “Company”) (Nasdaq: SHLS), a leading provider of electrical balance of system (“EBOS”) solutions for solar, battery storage and electric vehicle charging infrastructure, today announced results for its second quarter ended June 30, 2021.

“Shoals delivered another record quarter, with revenue growth accelerating to 38% year-over-year and gross margin improving over 500 basis points. System solutions grew 62% year-over-year and contributed 86% of revenues in the quarter. The continued strength in our results and robust customer demand support our growth outlook,” said Jason Whitaker, Chief Executive Officer of Shoals.

Mr. Whitaker added, “We are happy to report Shoals is continuing to progress on its growth strategies of converting more customers to our BLA solution, expanding internationally, broadening our product offering into complementary categories of EBOS and introducing new products for EV charging infrastructure. Since going public in January, we have more than doubled the number of BLA customers and have an additional 13 customers in transition to our system, including two international customers. Both our new IV curve benchmarking and wire management solutions are on track to generate revenues starting in the fourth quarter and our EV charging products are on track to launch later this year. Notably, the market opportunity for Shoals in EV infrastructure has more than doubled since we announced our entry into the market earlier this year, and we are moving rapidly to capitalize on the opportunity. I am proud of our team’s accomplishments and even more excited about the growth ahead of us.”

Second Quarter 2021 Financial Results
Revenues were $59.7 million, compared to $43.4 million for the prior-year period, an increase of 38%, driven by a 62% year-over-year increase in System Solutions revenues, which was partly offset by a decline in Components revenues.

The growth in System Solutions revenues reflects strong demand for the Company’s combine-as-you-go system. The decline in Components revenues was consistent with the expected change in certain customers’ order timing relative to last year and the conversion of other customers from Components to System Solutions.

Exhibit 99.1

The sale of System Solutions represented 86% of revenues versus 73% in the prior-year period. Our total number of customers increased in 2021 as compared to 2020.

Gross profit increased 56% to $26.2 million, compared to $16.8 million in the prior-year period. Gross profit as a percentage of revenue increased by over 500 basis points to 43.8% from 38.8% in the prior year period, driven primarily by increased revenue and a higher proportion of revenue from combine-as-you-go System Solutions, purchasing efficiencies from increased volumes, improved material planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs, and other manufacturing efficiencies resulting from higher production volume.

General and administrative expenses were $10.0 million compared to $9.3 million during the same period in the prior year. This increase was primarily a result of planned increased payroll expense due to higher headcount to support our growth and product initiatives, new public company costs and non-recurring public offering expenses, partially offset by a decrease in equity-based compensation.

Income from operations was $14.1 million, compared to $5.4 million during the same period in the prior year, an increase of 159%.

Net income was $9.2 million, compared to net income of $5.2 million during the same period in the prior year. The increase in net income was primarily due to increased systems solutions revenue partially offset by an increase in interest expense. Net income and loss for 2021 are not directly comparable to 2020 because prior to its IPO, the Company was organized as a tax flow-through partnership rather than a corporation and did not record income taxes. Basic and diluted earnings per share was $0.05.

Adjusted EBITDA increased 34% to $20.6 million, compared to $15.4 million for the prior-year period.

Adjusted net income increased 12% to $14.7 million, compared to $13.1 million during the same period in the prior year. Adjusted diluted earnings per share was $0.09.

First Six Months 2021 Financial Results
Revenues were $105.3 million, compared to $84.2 million for the prior-year period, an increase of 25%, driven by a 55% year-over-year increase in System Solutions revenues which was partly offset by a decline in Components revenues.

The growth in System Solutions revenues reflects strong demand for the Company’s combine-as-you-go system for the first six months of 2021. The sale of System Solutions represented 80% of revenues versus 65% in the prior-year period.

Gross profit increased 45% to $45.0 million for the first six months of 2021, compared to $31.0 million in the prior-year period. Gross profit as a percentage of revenue increased by 590 basis points to 42.7% from 36.8% in the prior year period, driven primarily by increased revenue and a higher proportion of revenue from combine-as-you-go System Solutions, purchasing efficiencies from increased volumes, improved material planning which reduced logistics costs, enhancements to product design that lowered manufacturing costs, and other manufacturing efficiencies resulting from higher production volume.

General and administrative expenses were $16.8 million for the first six months of 2021 compared to $11.9 million during the same period in the prior year. This increase was primarily a result of new public company costs and non-recurring expenses related to our public offerings, planned increased payroll expense due to

Exhibit 99.1

higher headcount to support our growth and product initiatives, partially offset by a decrease in equity-based compensation.

Income from operations was $24.0 million for the first six months of 2021, compared to $15.0 million during the same period in the prior year, an increase of 60%.

Net income was $0.8 million for the first six months of 2021, compared to net income of $14.5 million during the same period in the prior year. The decrease in net income was primarily the result of a $16.0 million charge the Company recorded in the first quarter related to loss on debt repayment. Net income and loss for 2021 are not directly comparable to 2020 because prior to its IPO, the Company was organized as a tax flow-through partnership rather than a corporation and did not record income taxes.

Adjusted EBITDA increased 26% to $34.7 million for the first six months of 2021, compared to $27.5 million for the prior-year period.

Adjusted net income was $23.4 million for the first six months of 2021, compared to $22.1 million during the same period in the prior year. Adjusted diluted earnings per share was $0.14.

Backlog and Awarded Orders
The Company’s backlog and awarded orders on June 30, 2021 were $200.5 million, an increase of 63% year-over-year and 11% versus March 31, 2021. The increase in backlog and awarded orders reflects continued robust demand for the company’s products from customers in the U.S. Backlog represents signed purchase orders or contractual minimum purchase commitments with take-or-pay provisions and awarded orders are orders we are in the process of documenting a contract but for which a contract has not yet been signed.

Full Year 2021 Outlook
Based on current business conditions, business trends and other factors, the Company reaffirms its previously announced outlook for the full year ending December 31, 2021 which calls for:

•Revenues to be in the range of $230 million to $240 million, up 31% to 37% year-over-year
•Adjusted EBITDA to be in the range of $75 million to $80 million
•Adjusted net income to be in the range of $47 to $51 million

For a reconciliation of a non-GAAP figure to the applicable GAAP figure please see pages 9 -10 of this release. These expectations do not consider, or give effect for, material acquisitions that may be completed by the Company during 2021 or other unforeseen events, including changes in global economic conditions.

Webcast and Conference Call Information
Company management will host a webcast and conference call on August 10, 2021, at 5:00 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at https://investors.shoals.com.

The conference call can be accessed live over the phone by dialing 1-877-407-0789 (domestic) or +1-201-689-8562 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921 or for international callers, +1-412-317-6671. The conference ID for the live call and pin

Exhibit 99.1

number for the replay is 13721882. The replay will be available until 11:59 p.m. Eastern Time on August 24, 2021.

About Shoals Technologies Group, Inc.
Shoals Technologies Group, Inc. is a leading provider of electrical balance of system (“EBOS”) solutions for solar, battery storage and electric vehicle charging infrastructure. The Company’s mission is to provide innovative products that reduce the cost of installation while improving system performance, reliability and safety. At least one Shoals’ product was used on more than half of the solar energy projects installed in the U.S. in 2020. To learn more about Shoals Technologies, please visit the company's website at https://www.shoals.com.

Investor Relations Contact
Shoals Technologies Group, Inc.
Email: investors@shoals.com
Phone: 615-323-9836

Non-GAAP Financial Information
(1) A reconciliation of projected adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, amortization of intangible assets and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, "non-GAAP adjustments").

Forward-Looking Statements
This report contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, and industry and regulatory environment. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures
(1) A reconciliation of projected adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most

Exhibit 99.1

directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, amortization of intangible assets and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, "non-GAAP adjustments").

Adjusted EBITDA and Adjusted Net Income
We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) income taxes, (iii) depreciation expense, (iv) amortization of intangibles, (v) tax receivable agreement liability adjustment (vi) loss on debt repayment, (vii) equity-based compensation, (viii) COVID-19 expenses and (viiii) non-recurring and other expenses. We define Adjusted Net Income as net income (loss) plus (i) amortization of intangibles, (ii) tax receivable agreement liability adjustment (iii) loss on debt repayment, (iv) amortization of deferred finance costs, (v) equity-based compensation, (vi) COVID-19 expenses and (vii) non-recurring and other expenses, all net of applicable income taxes. We define Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted average shares of Class A common shares outstanding for the applicable period, which assumes the pro forma exchange of all outstanding Class B common shares for Class A common shares.

Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. We present Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS: (i) as factors in evaluating management’s performance when determining incentive compensation; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS to measure our compliance with certain covenants.

Among other limitations, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; in the case of Adjusted EBITDA, does not reflect income tax expense or benefit for periods prior to the reorganization; and may be calculated by other companies in our industry differently than we do or not at all, which may limit their usefulness as comparative measures.

Because of these limitations, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. You should review the reconciliation of net income to Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS below and not rely on any single financial measure to evaluate our business.

Exhibit 99.1

Shoals Technologies Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except shares)

	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$13,171	$10,073
Accounts receivable, net	42,977	27,004
Unbilled receivables	6,797	3,794
Inventory, net	21,272	15,121
Other current assets	7,292	155
Total Current Assets	91,509	56,147
Property, plant and equipment, net	13,622	12,763
Goodwill	50,176	50,176
Other intangible assets, net	67,996	71,988
Deferred tax asset	49,573	—
Other assets	840	4,236
Total Assets	$273,716	$195,310

Liabilities and Stockholders' Deficit / Members’ Deficit
Current Liabilities
Accounts payable	$14,224	$14,634
Accrued expenses	9,499	5,967
Long-term debt—current portion	3,500	3,500
Total Current Liabilities	27,223	24,101
Revolving line of credit	49,000	20,000
Long-term debt, less current portion	188,859	335,332
Payable Pursuant to the Tax Receivable Agreement	43,356	—
Total Liabilities	308,438	379,433
Commitments and Contingencies (Note 12)
Stockholders’ Deficit / Members’ Deficit
Members’ deficit	—	(184,123)
Preferred stock, $0.00001 par value - 5,000,000 shares authorized; none issued and outstanding as of June 30, 2021	—	—
Class A common stock, $0.00001 par value - 1,000,000,000 shares authorized; 93,545,564 shares issued and outstanding as of June 30, 2021	1	—
Class B common stock, $0.00001 par value - 195,000,000 shares authorized; 73,066,607 shares issued and outstanding as of June 30, 2021	1	—
Additional paid-in capital	78,883	—
Accumulated deficit	(93,782)	—
Total stockholders’ deficit attributable to Shoals Technologies Group, Inc. / members' deficit	(14,897)	(184,123)
Non-controlling interests	(19,825)	—
Total stockholders’ deficit / members’ deficit	(34,722)	(184,123)
Total Liabilities and Stockholders’ Deficit / Members’ Deficit	$273,716	$195,310

Exhibit 99.1

Shoals Technologies Group, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$59,722	$43,427	$105,326	$84,167
Cost of revenue	33,543	26,598	60,373	53,152
Gross profit	26,179	16,829	44,953	31,015
Operating Expenses
General and administrative expenses	10,018	9,317	16,834	11,875
Depreciation and amortization	2,062	2,064	4,130	4,125
Total Operating Expenses	12,080	11,381	20,964	16,000
Income from Operations	14,099	5,448	23,989	15,015
Interest expense, net	(3,620)	(225)	(7,329)	(497)
Tax receivable agreement liability adjustment	(1,664)	—	(1,664)	—
Loss on debt repayment	—	—	(15,990)	—
Income (loss) before income taxes	8,815	5,223	(994)	14,518
Income tax benefit	339	—	1,814	—
Net income	9,154	5,223	820	14,518
Less: net income (loss) attributable to non-controlling interests	4,596	—	(879)	—
Net income attributable to Shoals Technologies Group, Inc.	$4,558	$5,223	$1,699	$14,518

	Three Months Ended June 30, 2021		Period from January 27, 2021 to June 30, 2021
Earnings per share of Class A common stock:
Basic	$0.05		$(0.01)
Diluted	$0.05		$(0.01)
Weighted average shares of Class A common stock outstanding:
Basic	93,544		93,542
Diluted	166,827		93,542

Exhibit 99.1

Shoals Technologies Group, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities
Net income	$820	$14,518
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,808	4,656
Amortization/write off of deferred financing costs	5,415	21
Equity-based compensation	4,172	6,704
Deferred taxes	(524)	—
Tax receivable agreement liability adjustment	1,664	—
Gain on sale of assets	61	—
Changes in assets and liabilities:
Accounts receivable	(15,973)	21
Unbilled receivables	(3,003)	(4,970)
Inventory	(6,151)	(3,356)
Other assets	(4,631)	515
Accounts payable	(410)	(1,494)
Accrued expenses	(362)	2,313
Net Cash Provided by (Used in) Operating Activities	(14,114)	18,928
Cash Flows Used In Investing Activities
Purchases of property, plant and equipment	(1,736)	(1,345)
Net Cash Used in Investing Activities	(1,736)	(1,345)
Cash Flows from Financing Activities
Member / non-controlling interest distributions	(2,973)	(214)
Employee withholding taxes related to net settled equity awards	(137)	—
Deferred financing costs	(94)	—
Payments on term loan facility	(151,750)	—
Proceeds from revolving credit facility	34,000	—
Repayments of revolving credit facility	(5,000)	—
Payments on senior debt - term loan	—	(1,747)
Payments on senior debt - revolving line of credit	—	(8,400)
Proceeds from issuance of Class A common stock sold in an IPO, net of underwriting discounts and commissions	154,521	—
Deferred offering costs	(9,619)	—
Net Cash Provided by (Used in) Financing Activities	18,948	(10,361)
Net Increase in Cash and Cash Equivalents	3,098	7,222
Cash and Cash Equivalents—Beginning of Period	10,073	7,082
Cash and Cash Equivalents—End of Period	$13,171	$14,304

Exhibit 99.1

Shoals Technologies Group, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
(in thousands)
Reconciliation of Net Income to Adjusted EBITDA (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$9,154	$5,223	$820	$14,518
Interest expense	3,620	225	7,329	497
Income tax benefit	(339)	—	(1,814)	—
Depreciation expense	411	338	816	664
Amortization of intangibles	1,996	1,996	3,992	3,992
Tax receivable agreement liability adjustment(a)	1,664	—	1,664	—
Loss on debt repayment	—	—	15,990	—
Equity-based compensation	2,780	6,704	4,172	6,704
COVID-19 expenses(b)	106	806	161	806
Non-recurring and other expenses(c)	1,239	112	1,578	294
Adjusted EBITDA	$20,631	$15,404	$34,708	$27,475

(a)    Represents an adjustment to eliminate the remeasurement of the Tax Receivable Agreement.
(b)    Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers in 2020 and direct legal costs associated with the pandemic.
(c) Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.

Reconciliation of Net Income Attributable to Shoals Technologies Group, Inc. to Adjusted Net Income (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income attributable to Shoals Technologies Group, Inc.	$4,558	$5,223	$1,699	$14,518
Net income (loss) impact from pro forma conversion of Class B common stock to Class A common stock (a)	4,596	—	(879)	—
Adjustment to the provision for income tax (b)	(942)	(1,133)	192	(3,150)
Tax effected net income	8,212	4,090	1,012	11,368
Amortization of intangibles	1,996	1,996	3,992	3,992
Amortization of deferred financing costs	305	12	675	21
Tax receivable agreement liability adjustment(c)	1,664	—	1,664	—
Loss on debt repayment	—	—	15,990	—
Equity-based compensation	2,780	6,704	4,172	6,704
COVID-19 expenses (d)	106	806	161	806
Non-recurring and other expenses (e)	1,239	112	1,578	294
Tax impact of adjustments (f)	(1,635)	(635)	(5,806)	(1,110)
Adjusted Net Income	$14,667	$13,085	$23,438	$22,075
(a)    Reflects net income (loss) to Class A common shares from pro forma exchange of corresponding shares of our Class B common shares held by our founder and management.

Exhibit 99.1

Shoals Technologies Group, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
(in thousands)
(b)    Shoals Technologies Group, Inc. is subject to U.S. Federal income taxes, in addition to state and local taxes with respect to its allocable share of any net taxable income of Shoals Parent LLC. The adjustment to the provision for income tax reflects the effective tax rates below, assuming Shoals Technologies Group, Inc. owns 100% of the units in Shoals Parent LLC.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Statutory U.S. Federal income tax rate	21.0%	21.0%	21.0%	21.0%
State and local taxes (net of federal benefit)	2.0%	0.7%	2.0%	0.7%
Permanent items, including valuation adjustment	(2.5)%	—%	(1.1)%	—%
Effective income tax rate for Adjusted Net Income	20.5%	21.7%	21.9%	21.7%

(c)    Represents an adjustment to eliminate the remeasurement of the Tax Receivable Agreement.
(d)    Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees, premium pay during the pandemic to hourly workers in 2020 and direct legal costs associated with the pandemic.
(e) Represents certain costs associated with non-recurring professional services, Oaktree’s expenses and other costs.
(f)    Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.